Exhibit (e)(2)

Appendix A

to Distribution Agreement

(Legg Mason Partners Variable Equity Trust)

As of May 5, 2022

Name of Fund

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Portfolio

ClearBridge Variable Small Cap Growth Portfolio

Franklin Templeton Aggressive Model Portfolio

Franklin Templeton Conservative Model Portfolio

Franklin Templeton Moderate Model Portfolio

Franklin Templeton Moderately Aggressive Model Portfolio

Franklin Templeton Moderately Conservative Model Portfolio

Franklin Multi-Asset Dynamic Multi-Strategy VIT

Franklin Multi-Asset Variable Conservative Growth Fund

Franklin Multi-Asset Variable Growth Fund

Franklin Multi-Asset Variable Moderate Growth Fund